UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-A/A
(Amendment No. 1)
FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF
THE SECURITIES EXCHANGE ACT OF 1934

Blackbaud, Inc.
(Exact name of registrant as specified in its charter)

Delaware	11-2617163
(State or other jurisdiction of incorporation)	(IRS Employer ID Number)

65 Fairchild Street
Charleston, South Carolina	29492
(Address of principal executive offices)	(Zip Code)

Securities Registered Pursuant to Section 12(b) of the Act:
Title of each class to be so registered	Name of each exchange on which each class is to be registered
Preferred Stock Purchase Rights	Nasdaq Global Select Market

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A(c) or (e), check the following box. ☑
If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A(d) or (e), check the following box. ☐
If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. ☐
Securities Act registration statement or Regulation A offering statement file number to which this form relates:
Not Applicable (if applicable)

Securities Registered Pursuant to Section 12(g) of the Act:
None
(Title of class)

EXPLANATORY NOTE
This Form 8-A/A is filed by Blackbaud, Inc., a Delaware corporation (the “Company”), to reflect the expiration of the preferred share purchase rights (each, a “Right” and, collectively, the “Rights”) registered on the Form 8-A filed by the Company on October 11, 2022.
Item 1. Description of the Registrant’s Securities to Be Registered.
On March 18, 2024, the Company and Broadridge Corporate Issuer Solutions, LLC, a Pennsylvania limited liability company, entered into the Third Amendment to Stockholder Rights Agreement (the “Amendment”), which amended the Stockholder Rights Agreement, dated as of October 7, 2022, by and between the Company and Equiniti Trust Company, LLC (f/k/a American Stock Transfer & Trust Company, LLC), a New York limited liability trust company, as amended by that certain Amendment to Stockholder Rights Agreement, dated as of October 2, 2023, and as further amended by that certain Second Amendment to the Stockholder Rights Agreement, dated as of January 26, 2024 (as amended, the “Rights Agreement”).
The Amendment terminated the Rights Agreement by accelerating the expiration time of the Rights to 5:00 P.M., New York City time, on March 18, 2024. At the time of the termination of the Rights Agreement, all of the Rights, which were distributed to holders of the Company’s issued and outstanding common stock, par value $0.001, pursuant to the Rights Agreement, expired.
The Amendment is attached hereto as Exhibit 4.4 and is incorporated herein by reference. The description of the Amendment herein does not purport to be complete and is qualified in its entirety by reference to Exhibit 4.4.
Item 2. Exhibits

Exhibit No.	Description
3.1	Certificate of Elimination of the Series A Junior Participating Preferred Stock of Blackbaud, Inc. (incorporated by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K filed March 18, 2024).
4.1	Stockholder Rights Agreement, dated as of October 7, 2022, between Blackbaud, Inc. and American Stock Transfer & Trust Company, LLC, as Rights Agent (incorporated by reference to Exhibit 4.1 of the Registrant’s Current Report on Form 8-K filed October 11, 2022).
4.2	Amendment to Stockholder Rights Agreement, dated as of October 2, 2023, between Blackbaud, Inc. and Equiniti Trust Company, LLC (f/k/a American Stock Transfer & Trust Company, LLC), as Rights Agent (incorporated by reference to Exhibit 4.2 of the Registrant’s Current Report on Form 8-K filed October 2, 2023).
4.3	Second Amendment to Stockholder Rights Agreement, dated as of January 26, 2024, by and among Blackbaud, Inc. and Broadridge Corporate Issuer Solutions, LLC (incorporated by reference to Exhibit 4.3 of the Registrant’s Current Report on Form 8-K filed January 26, 2024).
4.4	Third Amendment to Stockholder Rights Agreement, dated as of March 18, 2024, by and between Blackbaud, Inc. and Broadridge Corporate Issuer Solutions, LLC. (incorporated by reference to Exhibit 4.4 of the Registrant’s Current Report on Form 8-K filed March 18, 2024).

SIGNATURE
Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned hereunto duly authorized.

BLACKBAUD, INC.

Date:	March 18, 2024	/s/ Anthony W. Boor
Anthony W. Boor
Executive Vice President and Chief Financial Officer
(Principal Financial and Accounting Officer)